EXHIBIT 10.1
EXECUTIVE BONUSES 2007

A.	There is a primary 2007 milnacipran related corporate objective:

1.	Statistical significance achieved on MD-02, milnacipran Phase III trial. (100%)

A 100% weighting percentage is assigned to this objective. The bonus payable is equal to the weighting percentage multiplied by the ‘Target Bonus’ amount as defined below. The bonus is payable upon achievement of the objective (top-line data announcement).

B.	In addition, the 2007 annual corporate objectives include:

1.	Major corporate event, such as an in-license or product acquisition. (70%)

2.	Increase shareholder value (defined as an increase in stock price of 50% or more versus 12-31-06 close on average for 20 consecutive trading days as well as closing price on 12-31-07). (30%).

Specific weighting percentages are assigned to each of the objectives - these are noted in parenthetical after each objective. The bonus payable is equal to the weighting percentage multiplied by the ‘Target Bonus’ amount as defined below. The bonus is payable upon achievement of either objective and with respect to objective 1, is payable upon the public announcement of such event and with respect to objective 2, is payable on the first business day of 2008. Note that whether or not a particular transaction qualifies as a 'major corporate event' is left to the discretion of the Compensation Committee. In addition, a bonus is payable to an individual only if such individual is employed by the Company on the date the applicable bonus is payable.

HOWEVER, the maximum aggregate bonus (taking into account A1, B1 and B2) is equal to 125% of the Target Bonus.

The ‘Target Bonus’ amounts are defined as:

For Srinivas Rao, Mike Gendreau, Denise Wheeler:

25% x annual base salary*

* For Denise Wheeler, prorated to reflect her part-time status

For Sabrina Johnson:

35% x annual base salary

For Jay Kranzler:

66 2/3% x annual base salary

The bonus amounts are calculated based on annual base salaries as of the earlier of the achievement of the objective or December 31, 2007.

Example to illustrate bonus calculation formula:

Assuming only objective B1 is met, the bonus to Jay Kranzler would be 70% x 66 2/3% x annual base salary.

Assuming only objective B2 is met, the bonus to Jay Kranzler would be 30% x 66 2/3% x annual base salary.

Assuming only objectives B1 and B2 are met, the bonus to Jay Kranzler would be 100% x 66 2/3% x annual base salary.

Assuming only objective A1 is met, the bonus to Jay Kranzler would be 100% x 66 2/3% x annual base salary.

Assuming all objectives are met (A1, B1 and B2), or A1 and B1 are met, or A1 and B2 are met, the bonus to Jay Kranzler would be 125% x 66 2/3% x annual base salary.